Exhibit 23.6
August 8, 2007

To:	Jeff Reina
Bank of America
700 Louisiana St., 8th Floor
Houston, TX 77002

From:	Richard Spears
Spears & Associates, Inc.
5110 South Yale, Suite 410
Tulsa, OK 74135

Re:	Permission to use Spears & Associates statistical data in the Form S-4 registration statement for Cal Dive International, Inc.
To Whom it May Concern:
     Reference is made to the Form S-4 registration statement, as amended (the “Registration Statement”), relating to the proposed merger transaction between Cal Dive International, Inc. (“Cal Dive”) and Horizon Offshore, Inc. (“Horizon”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied and reviewed by us set forth in the section of the Registration Statement entitled “Information About Cal Dive – Industry.” We further advise Cal Dive, its advisors and legal counsel that our role has been limited to the provision of such statistical data supplied by us.
     With respect to such statistical data, we advise you that:
•	some information in our database is derived from estimates or subjective judgments;

•	the information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith, but no representation or warranty expressed or implied is made to its accuracy or completeness
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement of Cal Dive on Form S-4 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the sections of the Registration Statement entitled “Experts.”
SPEARS & ASSOCIATES, INC.
/s/ Richard B. Spears